ADDENDUM TO TRANSFER AGENCY AGREEMENTS


         AGREEMENT made as of this 1st day of April 2004 by and between Touchstone Investment Trust, Touchstone Strategic Trust and Touchstone Tax-Free Trust (the "Trusts"), each a Massachusetts business trust, and Integrated Fund Services, Inc. ("Integrated"), an Ohio corporation.

         WHEREAS, Integrated furnishes services to the Trusts pursuant to Transfer Agency Agreements, each dated as of December 31, 2002, by and between Integrated and each Trust (the "Agreements"); and

         WHEREAS, Integrated and the Trust agree that this Addendum supplements the terms of the Agreements.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreements, the parties hereto, intending to be legally bound, agree that the following services shall be added to the services described in the Agreements at the fees described below:


------------------------------------------------------- ------------------------
Service Description                                     Fee*
------------------------------------------------------- ------------------------
------------------------------------------------------- ------------------------
Portal Service for the DST Vision Product -Inquiry      $1,500 per month
Only                                                    $7.50 one-time set-up
                                                         fee per ID
------------------------------------------------------- ------------------------

         *In addition, any changes imposed by DST whereby programming is required for the imposed items such as, but not limited to, regulatory or other mandated updates, will be paid for by the Trusts.

         This Addendum supplements the terms of each of the Agreements and does not contravene any of the provisions thereof, except as specifically set forth herein. This service shall begin on the date of this Addendum and shall automatically renew on the anniversary of the each Trust's respective Transfer Agency Agreement for each successive term, unless canceled by either party as provided below. Either party may terminate this service in full by giving ninety
(90) days' prior written notice to the other party at any time regardless of when the Agreement or this Addendum expires.


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         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                            TOUCHSTONE INVESTMENT TRUST
                                            TOUCHSTONE STRATEGIC TRUST
                                            TOUCHSTONE TAX-FREE TRUST



                                            By: /s/ William A. Dent
                                            --------------------------------
                                                William A. Dent
                                                Senior Vice President


                                            INTEGRATED FUND SERVICES, INC.



                                            By: /s/ Scott A. Englehart
                                            ----------------------------------
                                                Scott A. Englehart
                                                President